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FOR IMMEDIATE RELEASE

                                                  For more information, contact:
                                                                  James J. Burke
                                                   Standard Motor Products, Inc.
                                                                  (718) 392-0200

                                                                    Jennifer Tio
                                                Maximum Marketing Services, Inc.
                                                            (312) 226-4111 x2449
                                                   Jennifer.tio@maxmarketing.com



                     STANDARD MOTOR PRODUCTS, INC. ANNOUNCES
                 SALE/LEASEBACK AGREEMENT FOR CORPORATE FACILITY


New York, NY, December 26, 2007......Standard Motor Products, Inc. (NYSE: SMP),
an automotive replacement parts manufacturer and distributor, announced today that it has entered into an agreement for the sale and leaseback of its corporate facilities in Long Island City, New York. The transaction is expected to close in the first half of 2008.

The sales price is $40.6 million, plus an additional build-out allowance to upgrade the Company's offices. The transaction also provides for a long-term lease that will allow the Company to lease approximately 20% of the property for 10 years, with options for renewal.

Commenting on the agreement, Lawrence I. Sills, the Company's Chief Executive Officer, stated "As we previously announced, we are relocating our remaining Long Island City manufacturing operations to Reynosa, Mexico and Independence, Kansas. As a result, our need for space in Long Island City is substantially reduced. We are pleased that this transaction will enable us to maintain our current office and headquarters operations in Long Island City, so that we can continue to benefit from the skill and experience of our employees.

"In addition we have two other announcements to make. First, we have concluded an agreement with the UAW regarding the final close-down of manufacturing operations in Long Island City. Second, we reached an agreement to acquire a small wire and cable company in the U.K. which we will merge with our existing U.K. wire and cable facility."



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                37-18 Northern Blvd., Long Island City, NY 11101
                                 (718) 392-0200
                                 www.smpcorp.com
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UNDER THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT
OF 1995, STANDARD MOTOR PRODUCTS CAUTIONS INVESTORS THAT ANY FORWARD-LOOKING STATEMENTS MADE BY THE COMPANY, INCLUDING THOSE THAT MAY BE MADE IN THIS PRESS RELEASE, ARE BASED ON MANAGEMENT'S EXPECTATIONS AT THE TIME THEY ARE MADE, BUT THEY ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS,
EVENTS OR PERFORMANCE TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS, EVENTS OR PERFORMANCE TO DIFFER MATERIALLY FROM THOSE RISKS AND UNCERTAINTIES DISCUSSED IN THIS PRESS RELEASE ARE THOSE DETAILED FROM TIME-TO-TIME IN PRIOR PRESS RELEASES AND IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q. BY MAKING THESE FORWARD-LOOKING STATEMENTS, STANDARD MOTOR PRODUCTS UNDERTAKES NO OBLIGATION OR INTENTION TO UPDATE THESE STATEMENTS AFTER THE DATE OF THIS RELEASE.











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